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Exhibit 23.7 February 26, 2020

JPMorgan Chase Financial Company LLC

383 Madison Avenue, Floor 5

New York, New York 10179

JPMorgan Chase & Co.
383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

JPMorgan Chase Financial Company LLC, a Delaware limited liability company (the “Company”), and JPMorgan Chase & Co., a Delaware corporation (the “Guarantor”), are filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes, Series A (the “Notes”) and the Guarantor’s guarantees thereof (the “Guarantees”). The Notes and the related Guarantees are to be issued from time to time pursuant to the Indenture dated as of February 19, 2016, among the Company, as issuer, the Guarantor, as guarantor, and Deutsche Bank Trust Company Americas, as trustee.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and the Guarantor, or any opinion of Sidley Austin llp delivered in such capacity in a pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company and the Guarantor with the Commission on this date or a future date.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin llp

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.